EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces 2011 Financial Results

Global Momentum Drives 30% Adjusted EPS Growth for the Quarter, 25% for 2011

ANN ARBOR, Michigan, February 28, 2012: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2011, each ended January 1, 2012. Domestic same store sales grew 6.8% during the fourth quarter versus the year-ago period, and 3.5% for the full year, indicating sustained improvement in the Company’s domestic business. International also posted strong results with same store sales growth of 4.7% for the quarter, and 6.8% for the full year. This quarter marked the 72nd quarter — or 18th full year — of consecutive quarterly same store sales growth. The International division also had record net store growth in fiscal 2011 of 413 stores. Fourth quarter diluted EPS was 52 cents, up 30% over the as-adjusted diluted EPS in the prior year quarter. Diluted EPS, as adjusted was $1.69 for fiscal 2011, up 25% over the as-adjusted diluted EPS in the prior year. The Company also repurchased and retired 1,146,263 shares of its common stock for $35.8 million during the quarter and repurchased and retired 6,414,813 shares of its common stock for $165.0 million in fiscal 2011.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “Our positive results this year provide yet more evidence that we have successfully reset the bar for Domino’s Pizza. The global momentum that we are driving through our innovation, commitment to food quality and outstanding service continues to energize our franchise owners and team members and inspire their terrific performance.”

Fourth Quarter and Fiscal 2011 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2011	Fourth Quarter of 2010	Fiscal 2011	Fiscal 2010
Net income	$30.9	$24.2	$105.4	$87.9
Weighted average diluted shares	59,764,693	61,715,975	61,653,519	60,815,898
Diluted earnings per share, as reported	$0.52	$0.39	$1.71	$1.45
Items affecting comparability (see section below)	$—	$0.01	$(0.02)	$(0.09)

Diluted earnings per share, as adjusted	$0.52	$0.40	$1.69	$1.35

Note: Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

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Revenues were up 4.5% for the fourth quarter versus the prior-year period, due primarily to higher commodity prices impacting the Company’s supply chain revenues, higher same store sales in both domestic and international stores and store count growth in international markets. Partially offsetting these increases were lower Company-owned store revenues, due primarily to the sale of Company-owned stores to multiple franchisees during 2011.

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Net Income was up 27.9% for the fourth quarter versus the prior-year period, primarily driven by domestic and international same store sales growth, international store growth and lower interest expense.

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Diluted EPS was 52 cents on an as-reported basis for the fourth quarter versus 39 cents in the prior-year quarter. Diluted EPS, as adjusted was also 52 cents for the fourth quarter versus 40 cents in the prior-year quarter — an increase of 12 cents, or 30%. This increase was primarily due to higher net income and lower weighted average diluted shares outstanding. (See the Items Affecting Comparability section and the Comments on Non-GAAP Measures section.)

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Domino’s Pizza: FY 2011 Earnings Release, Page Two

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Global Retail Sales were up 8.8% in the fourth quarter, or up 9.9% when excluding the impact of foreign currency. For fiscal 2011, global retail sales were up 11.0%, or up 8.8% when excluding the impact of foreign currency.

	Fourth Quarter of 2011	Fiscal 2011
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+8.7%	+4.1%
Domestic franchise stores	+6.6%	+3.4%

Domestic stores	+6.8%	+3.5%

International stores	+4.7%	+6.8%

Global retail sales growth: (versus prior year period)
Domestic stores	+6.9%	+3.7%
International stores	+10.7%	+19.2%

Total	+8.8%	+11.0%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+6.9%	+3.7%
International stores	+12.8%	+14.5%

Total	+9.9%	+8.8%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 11, 2011	395	4,496	4,891	4,650	9,541
Openings	1	32	33	200	233
Closings	—	(17)	(17)	(15)	(32)
Transfers	(2)	2	—	—	—

Store count at January 1, 2012	394	4,513	4,907	4,835	9,742

Fourth quarter 2011 net growth	(1)	17	16	185	201

Fiscal 2011 net growth	(60)	38	(22)	413	391

Conference Call Information

The Company will file its annual report on Form 10-K this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its fiscal 2011 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 41245361. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the fourth quarter of 2011, the Company repurchased and retired 1,146,263 shares of its common stock under its open market share repurchase program for approximately $35.8 million, or an average price of $31.25 per share. For fiscal 2011, the Company repurchased and retired 6,414,813 shares of its common stock for approximately $165.0 million, or an average price of $25.72 per share. The Company has used approximately 59% of the total amount authorized under its open market share repurchase program and has approximately $82.3 million remaining under the program, which the Company’s Board of Directors reset at $200.0 million during the third quarter of 2011.

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Domino’s Pizza: FY 2011 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the fourth quarter and fiscal 2011 are not comparable to the reported financial results for the equivalent prior-year periods. The table below presents certain items that affect comparability between 2011 and 2010 financial results. Management believes that including such information is critical to the understanding of its financial results for the fourth quarter and fiscal 2011 as compared to the same periods in 2010 (See the Comments on Non-GAAP Measures section).

In addition to the items noted in the table below, the Company experienced lower interest expense primarily as a result of lower debt levels, further impacting comparability to the prior year periods. Lower interest expense resulted in an increase in diluted EPS of approximately one cent in the fourth quarter of 2011 and four cents in fiscal 2011 versus the comparable periods in 2010.

	Fourth Quarter			Full Year
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2011 items affecting comparability:
Impact related to the sale of Company-owned stores (1)	$—	$—	$—	$1,560	$962	$0.02
Gain on Netherlands operations (2)	—	—	—	678	417	0.01

Total of 2011 items	$—	$—	$—	$2,238	$1,379	$0.02

2010 items affecting comparability:
Gain (loss) on debt extinguishment (3)	$(765)	$(466)	$(0.01)	$7,809	$4,763	$0.08
Deferred financing fee write-off and other (4)	(216)	(132)	(0.00)	(1,755)	(1,070)	(0.02)
Tax reserves (5)	—	—	—	565	2,025	0.03

Total of 2010 items	$(981)	$(598)	$(0.01)	$6,619	$5,718	$0.09

(1)	The income recognized primarily relates to the sale of 56 Company-owned stores during fiscal 2011. The income during fiscal 2011 is net of related expenses of approximately $0.3 million and net of a reduction in goodwill of approximately $0.7 million.
(2)	This amount relates to the recognition of a contingent gain in connection with the previous sale of the Netherlands operations to the current master franchisee. The amount was received by the Company during the first quarter of 2011 as a portion of the contingency was finalized.
(3)	Represents the losses recognized in the fourth quarter and net gains recognized in fiscal 2010 on the repurchase and retirement of $23.5 million and $123.9 million, respectively, of principal on the fixed rate notes for a total purchase price of $24.4 million and $116.6 million, respectively, including accrued interest of $0.1 million and $0.5 million, respectively.
(4)	Represents the write-off of deferred financing fees and the prepayment of insurance fees in connection with the related debt extinguishments.
(5)	Represents $1.7 million of income tax benefit and $0.6 million ($0.3 million after-tax) of interest income, both relating to tax reserve reversals for a state tax matter.

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Domino’s Pizza: FY 2011 Earnings Release, Page Four

Long Range Outlook

The Company does not provide quarterly or annual earnings estimates. The following long range outlook does not constitute specific earnings guidance, but management believes these ranges to be appropriate and achievable over the long term. Management noted that it had recently increased portions of this long range outlook as noted below:

	Current Outlook	Prior Outlook
Domestic same store sales	1% – 3%	1% – 3%
International same store sales	3% – 6%	3% – 5%
Net units	350 – 450	250 – 300
Global retail sales	5% – 8%	4% – 7%
Capital expenditures (in millions)	$25 – $35	$20 – $30
Tax rate	38% – 39%	38% – 39%

Liquidity

As of January 1, 2012, the Company had approximately:

•	$50.3 million of unrestricted cash and cash equivalents, and

•	$1.45 billion in total debt, including $60.0 million of borrowings under its $60.0 million variable funding note facility.

The Company’s cash borrowing rate averaged 5.9% for both the fourth quarter and fiscal 2011. It invested $24.3 million in capital expenditures during fiscal 2011 versus $25.4 million in fiscal 2010.

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $128.7 million in fiscal 2011.

(in thousands)	Fiscal 2011
Net cash provided by operating activities (as reported)	$153,073
Capital expenditures (as reported)	(24,349)

Free cash flow	$128,724

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Domino’s Pizza: FY 2011 Earnings Release, Page Five

Comments on Non-GAAP Measures

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures relative to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted, to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: FY 2011 Earnings Release, Page Six

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” As of the fourth quarter of 2011, through its primarily locally-owned and operated franchised system, Domino’s operated a network of 9,742 franchised and Company-owned stores in the United States and over 70 international markets. During the fourth quarter of 2011, Domino’s had global retail sales of nearly $2.2 billion, comprised of nearly $1.1 billion domestically and over $1.1 billion internationally. Domino’s Pizza had global retail sales of over $6.9 billion in 2011, comprised of over $3.4 billion domestically and over $3.5 billion internationally.

In May 2011, Pizza Today named Domino’s its “Chain of the Year” for the second straight year – making the company a three-time overall winner, and the first pizza delivery company to receive the honor in back-to-back years. In 2011, Domino’s was ranked #1 in Forbes Magazine’s “Top 20 Franchises for the Money” list. Helped by the launch of its Domino’s Smart Slice school lunch pizza in late 2010, Domino’s is collaborating with the Alliance for a Healthier Generation to serve healthier school foods and beverages in the United States. In late 2009, Domino’s debuted its “Inspired New Pizza” – a permanent change to its hand-tossed product, reinvented from the crust up.

Order — www.dominos.com

Mobile — http://mobile.dominos.com

Info — www.dominosbiz.com

Twitter — http://twitter.com/dominos

Facebook — http://www.facebook.com/Dominos

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Domino’s Pizza: FY 2011 Earnings Release, Page Seven

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our intentions with respect to the extensions of the interest-only period on our fixed rate notes, our operating performance, the anticipated success of our reformulated pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of and our ability to refinance our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, such as our reformulated pizza, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees’ to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; changes in accounting policies; and the European sovereign debt crisis and its potential to negatively impact the global economy. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: FY 2011 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	January 1, 2012	% of Total Revenues	January 2, 2011	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$98,470		$100,986
Domestic franchise	57,965		54,027
Domestic supply chain	282,718		265,058
International	62,595		59,899

Total revenues	501,748	100.0%	479,970	100.0%

Cost of sales:
Domestic Company-owned stores	77,250		81,209
Domestic supply chain	254,402		237,373
International	25,239		25,282

Total cost of sales	356,891	71.1%	343,864	71.6%

Operating margin	144,857	28.9%	136,106	28.4%

General and administrative	68,725	13.7%	68,720	14.4%

Income from operations	76,132	15.2%	67,386	14.0%

Interest expense, net	(28,067)	(5.6)%	(28,766)	(6.0)%
Other	—	—	(765)	(0.1)%

Income before provision for income taxes	48,065	9.6%	37,855	7.9%

Provision for income taxes	17,154	3.4%	13,682	2.9%

Net income	$30,911	6.2%	$24,173	5.0%

Earnings per share:
Common stock – diluted	$0.52		$0.39

Domino’s Pizza: FY 2011 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Year Ended
	January 1, 2012	% of Total Revenues	January 2, 2011	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$336,349		$345,636
Domestic franchise	187,007		173,345
Domestic supply chain	927,904		875,517
International	200,933		176,396

Total revenues	1,652,193	100.0%	1,570,894	100.0%

Cost of sales:
Domestic Company-owned stores	267,066		278,297
Domestic supply chain	831,665		778,510
International	82,946		75,498

Total cost of sales	1,181,677	71.5%	1,132,305	72.1%

Operating margin	470,516	28.5%	438,589	27.9%

General and administrative	211,371	12.8%	210,887	13.4%

Income from operations	259,145	15.7%	227,702	14.5%

Interest expense, net	(91,339)	(5.5)%	(96,566)	(6.2)%
Other	—	—	7,809	0.5%

Income before provision for income taxes	167,806	10.2%	138,945	8.8%

Provision for income taxes	62,445	3.8%	51,028	3.2%

Net income	$105,361	6.4%	$87,917	5.6%

Earnings per share:
Common stock – diluted	$1.71		$1.45

Domino’s Pizza: FY 2011 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	January 1, 2012	January 2, 2011
Assets
Current assets:
Cash and cash equivalents	$50,292	$47,945
Restricted cash and cash equivalents	92,612	85,530
Accounts receivable	87,200	80,410
Inventories	30,702	26,998
Advertising fund assets, restricted	36,281	36,134
Other assets	29,756	28,021

Total current assets	326,843	305,038

Property, plant and equipment, net	92,400	97,384
Other assets	61,300	58,415

Total assets	$480,543	$460,837

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$904	$835
Accounts payable	69,714	56,602
Advertising fund liabilities	36,281	36,134
Other accrued liabilities	90,276	92,555

Total current liabilities	197,175	186,126

Long-term liabilities:
Long-term debt, less current portion	1,450,369	1,451,321
Other accrued liabilities	42,738	34,041

Total long-term liabilities	1,493,107	1,485,362

Total stockholders’ deficit	(1,209,739)	(1,210,651)

Total liabilities and stockholders’ deficit	$480,543	$460,837

Domino’s Pizza: FY 2011 Earnings Release, Page Eleven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
(In thousands)	January 1, 2012	January 2, 2011
Cash flows from operating activities:
Net income	$105,361	$87,917
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	24,042	24,052
Gains on debt extinguishment	—	(7,809)
(Gains) losses on sale/disposal of assets	(2,436)	403
Amortization of deferred financing costs, debt discount and other	6,190	7,837
Provision for deferred income taxes	8,169	6,027
Non-cash compensation expense	13,954	13,370
Tax impact from equity-based compensation	(15,589)	(2,100)
Other	1,428	64
Changes in operating assets and liabilities	11,954	(1,436)

Net cash provided by operating activities	153,073	128,325

Cash flows from investing activities:
Capital expenditures	(24,349)	(25,421)
Proceeds from sale of assets	6,031	2,737
Changes in restricted cash	(7,082)	5,611
Other	(1,541)	(1,307)

Net cash used in investing activities	(26,941)	(18,380)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,861
Repayments of long-term debt and capital lease obligations	(890)	(116,760)
Proceeds from issuance of common stock	563	4,548
Proceeds from exercise of stock options	33,524	9,450
Tax impact from equity-based compensation	15,589	2,100
Purchase of common stock	(165,007)	(5,384)
Tax payments for restricted stock	(3,504)	(1,082)
Cash paid for financing costs	(3,760)	—

Net cash used in financing activities	(123,485)	(104,267)

Effect of exchange rate changes on cash and cash equivalents	(300)	(125)

Change in cash and cash equivalents	2,347	5,553

Cash and cash equivalents, at beginning of period	47,945	42,392

Cash and cash equivalents, at end of period	$50,292	$47,945

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